Exhibit 99.1

News Release	Acuity Brands, Inc. 1170 Peachtree Street, NE Suite 2400 Atlanta, GA 30309 Tel: 404 853 1400 Fax: 404 853 1430 AcuityBrands.com

Company Contact:

Dan Smith

Acuity Brands, Inc.

(404) 853-1423

Acuity Brands Reports Resignation of Chief Financial Officer

Bastian to Return to Delta Air Lines, Inc.

ATLANTA – July 20, 2005—Acuity Brands, Inc. (NYSE: AYI) announced today that Edward H. Bastian has resigned from his position as Senior Vice President and Chief Financial Officer of Acuity Brands to return to Delta Air Lines, Inc. as Executive Vice President and Chief Financial Officer. Acuity Brands will commence a search for a Chief Financial Officer to succeed Mr. Bastian. Karen J. Holcom, Vice President and Controller, will serve as Interim Chief Financial Officer until a permanent replacement is identified.

Mr. Bastian commented, “While my time with Acuity Brands has been short, it has reinforced the tremendous potential I saw prior to joining the Company. I will miss working with the Company’s leadership and employees, but I am confident Acuity Brands will be successful in accomplishing its goal of becoming a high performance organization. Given my history with Delta, the opportunity to help lead the company in its transformation was simply too appealing to pass up.”

“While I am disappointed about Ed’s decision to leave Acuity Brands,” said Vernon J. Nagel, Chairman and Chief Executive Officer, “I wish him well in his new role at Delta. Ed is a talented financial executive who would have had a positive impact on the bright future of our Company.”

Acuity Brands, Inc., with fiscal year 2004 net sales of over $2.1 billion, is comprised of Acuity Brands Lighting and Acuity Specialty Products. Acuity Brands Lighting is one of the world’s leading providers of lighting fixtures and includes brands such as Lithonia Lighting(R), Holophane(R), Peerless(R), Hydrel(R), American Electric Lighting(R), and Gotham(R). Acuity Specialty Products is a leading provider of specialty chemicals and includes brands such as Zep(R), Zep Commercial(TM), Enforcer(R), and Selig(TM). Headquartered in Atlanta, Georgia, Acuity Brands employs approximately 10,000 people and has operations throughout North America and in Europe and Asia.